UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
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Approach Resources Inc.

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APPROACH RESOURCES INC.
One Ridgmar Centre
6500 W. Freeway, Suite 800
Fort Worth, Texas 76116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 3, 2009

To the stockholders of Approach Resources Inc.:

The 2009 Annual Meeting of Stockholders of Approach Resources Inc., a Delaware corporation, will be held at the Omni Fort Worth Hotel, located at 1300 Houston Street in Fort Worth, Texas on Wednesday, June 3, 2009 at 10:00 a.m. Central Time, for the following purposes:

1. To elect two Class II directors to our Board,

2. To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and

3. To transact such other business as may properly come before the meeting.

This notice is being sent to holders of our common stock of record as of the close of business on April 16, 2009. Each holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days prior to the meeting at our offices. The list will also be available during the meeting for inspection by stockholders.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time prior to its exercise. If present at the meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft
President and Chief Executive Officer

April 24, 2009
Fort Worth, Texas

i

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APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders
June 3, 2009

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Approach Resources Inc. (“Approach,” the “Company,” “we,” “us” or “our”), a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at the Omni Fort Worth Hotel, located at 1300 Houston Street in Fort Worth, Texas on Wednesday, June 3, 2009 at 10:00 a.m. Central Time.

The items to be considered are summarized in the Notice of Annual Meeting of Stockholders and more fully described in this Proxy Statement. The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are first being mailed on or about April 24, 2009, to all holders of record of our common stock, $0.01 par value, as of April 16, 2009. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 3, 2009. The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.approachresources.com. On this site, you will be able to access our 2009 Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and any amendments or supplements to the foregoing materials that are required to be furnished to stockholders.

GENERAL MATTERS

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation of proxies by our Board to be voted at the Annual Meeting because you owned our common stock as of April 16, 2009. We refer to this date as the record date.

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the notice of meeting on the cover of this Proxy Statement, including the election of two Class II directors to our Board and the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm. The stockholders of the Company have no appraisal rights in connection with either of the proposals described herein.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 20,777,342 shares of our common stock outstanding and entitled to vote at the annual meeting. Consequently, the presence of the holders of at least 10,388,672 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this Proxy Statement and how are my votes counted?”

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Ross Craft and J. Curtis Henderson, referred to as the proxy holders, to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stock brokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We will also reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name,” for example, at your brokerage account, please follow the instructions provided by your record holder to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (referred to as the record holder), giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the proxy holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile at (817) 989-9001, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the proxy holder.

What vote is required to approve each proposal discussed in this Proxy Statement and how are my votes counted?

Election of Directors.  A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the directors is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR ALL” director nominees or “WITHHOLD AUTHORITY FOR ALL” director nominees or “FOR ALL EXCEPT” either director nominee. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL” and “FOR ALL EXCEPT” will be counted for purposes of determining the presence or absence of a quorum but have no legal effect on the election of directors under Delaware law.

Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. Votes marked “ABSTAIN” will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote “AGAINST” the proposal. However, broker non-votes, which will be counted for purposes of determining the presence or absence of a quorum, will have no legal effect on the outcome of this proposal.

If you hold your shares in street name through a bank, broker or other holder of record, that custodian may not be permitted to exercise voting discretion. Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by these broker non-votes will be counted in determining whether there is a quorum.

What is the difference between holding shares as a stockholder of record and holding shares in street name?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record, commonly referred to as being held in street name, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by that custodian.

May I propose actions for consideration at the next Annual Meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Submission of Stockholder Proposals and Other Deadlines for the 2010 Annual Meeting of Stockholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, (817) 989-9000.

Where may I obtain additional information about Approach Resources Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission, referred to as the SEC, on March 13, 2009. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, (817) 989-9000, or visit our website at www.approachresources.com.

What is “householding” and how does it affect me?

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as householding, permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more street name accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

PROPOSAL ONE -

ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our restated certificate of incorporation, the members of our Board are divided into three classes with staggered three-year terms. The current term of office of our Class II directors expires at the Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term expiring at the 2012 Annual Meeting of Stockholders or when their successors are duly elected and qualified:

James H. Brandi
James C. Crain

Each of the nominees has consented to serve if elected. If either of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board does not presently contemplate that any of the nominees will become unavailable for election.

Directors

The principal occupation and other information about our directors is set forth below:

		Director	Term
Name	Age	Since	Expires	Class

Sheldon B. Lubar	79	2007	2011	Class I
Christopher J. Whyte	52	2007	2011	Class I
James H. Brandi	60	2007	2009	Class II
James C. Crain	60	2007	2009	Class II
J. Ross Craft	52	2002	2010	Class III
Brian H. Lawrence	66	2002	2010	Class III

Sheldon B. Lubar joined us as a director in June 2007. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is currently a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies; Hallador Petroleum Company, an exploration, production and coal mining company; Ellora Energy Inc., an independent oil and gas company; and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development, Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.S. in Business Administration and a J.D. from the University of Wisconsin — Madison. Mr. Lubar was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin — Milwaukee.

Christopher J. Whyte has been a member of our Board since June 2007. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia and Brazil, since 1995. Mr. Whyte is also a director of Winstar Resources Ltd., a public Canadian oil and gas company. Mr. Whyte holds a B.A. from the University of Pittsburgh.

James H. Brandi joined us as a director in June 2007. Since November 2005, Mr. Brandi has been a partner at Hill Street Capital, a private investment and financial advisory firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global

Head of the Energy and Power Group. Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi serves on the board of Armstrong Land Company, LLC, a coal holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

James C. Crain joined us as a director in June 2007. Mr. Crain has been involved in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position as President, which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Prior to joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain currently is a director of Crosstex Energy, Inc., a midstream natural gas company, GeoMet, Inc., a coalbed methane natural gas exploration and production company and Crusader Energy Group Inc., a natural gas and oil exploration and production company. Mr. Crain holds a B.B.A., an M.P.A. and a J.D. from the University of Texas at Austin.

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998 and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President — Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has 27 years of experience in the oil and gas industry. Mr. Craft, who holds a B.S. in Petroleum Engineering from Texas A&M University, is a registered Professional Engineer licensed in the State of Texas. In addition to membership in the Society of Petroleum Engineers, Mr. Craft is a member of the Texas Oil and Gas Association and Independent Petroleum Association of America. Mr. Craft has served on the Board of the Fort Worth chapter of the Society of Petroleum Engineers as well as on the Board of the Fort Worth Petroleum Engineers Club where his last position was President. In addition to the above, Mr. Craft is an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Executive Vice President and General Counsel.

Bryan H. Lawrence has been a member of our Board since 2002. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in 1997. Mr. Lawrence also serves as a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies; Hallador Petroleum Company, an independent company engaged in the production of coal and the exploration and production of oil and natural gas; the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider; Winstar Resources Ltd., a public Canadian oil and gas company; Ellora Energy Inc., an independent oil and gas company; and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the directors is required for the election of directors. A properly executed proxy marked “Withhold Authority For All” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

PROPOSAL TWO -

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2009 and our internal controls over financial reporting as of December 31, 2009. Hein & Associates LLP has served as our independent registered public accounting firm since 2005 and also provided certain tax and other audit-related services during that time.

Representatives of Hein & Associates LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

Vote Required

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal year 2009. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the 2009 fiscal year.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure

As of the date of this Proxy Statement, our Board consists of six directors and the following two committees: (1) Audit and (2) Compensation and Nominating. Our restated certificate of incorporation provides for a Board consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2011, 2009 and 2010, respectively.

In addition, our restated bylaws provide that the Board will consist of not less than three and not more than nine directors, and the exact number of directors which constitute the Board will be fixed from time to time by resolution of the Board; provided, that no decrease in the number of directors constituting the Board will have the effect of shortening the term of any incumbent director.

Board and Committee Meetings

Our Board held eight meetings during 2008 and took action six times by written consent. We do not have a formal policy regarding director attendance at Board meetings. Each director attended at least 75% of the meetings of the Board and at least 75% of the meetings of committees of the Board on which that director served.

Audit Committee

The Audit Committee held seven meetings during 2008. The members of the Audit Committee are James C. Crain, Chairman, James H. Brandi and Christopher J. Whyte. Our Board has determined that all members of the Audit Committee satisfy the independence criteria applicable to Audit Committee members under the current Marketplace Rules of NASDAQ and the SEC. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the Marketplace Rules of NASDAQ. The Board has determined that James C. Crain is an audit committee financial expert as described in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to our Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management.

Principal responsibilities of the Audit Committee under its charter include the following:

•	appoint, determine funding for and oversee our independent registered public accounting firm,

•	pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms) to be performed for us by our independent registered public accounting firm,

•	review and discuss with management and our independent registered public accounting firm our quarterly and annual financial statements,

•	review and discuss quarterly reports from the independent auditor on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles that have been discussed with management and other material written communications between the independent registered public accounting firm and management,

•	discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies,

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures,

•	review and discuss with management and the independent registered public accounting firm the Company’s internal controls report and the independent registered public accounting firm’s attestation of the report prior to the filing of the Company’s Form 10-K,

•	review and evaluate the lead partner of the independent registered public accounting firm team,

•	discuss with the independent registered public accounting firm and management the internal auditing responsibilities, and

•	establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

The full text of the Audit Committee charter is available under the Corporate Governance section of our website at www.approachresources.com.

Compensation and Nominating Committee

The Compensation and Nominating Committee held six meetings during 2008 and took action four times by written consent. Members of the Compensation and Nominating Committee are Sheldon B. Lubar, Chairman, James H. Brandi and James C. Crain. Our Board has determined that all members of the Compensation and Nominating Committee satisfy the independence criteria applicable to Compensation Committee and Nominating Committee members under the current Marketplace Rules of NASDAQ and the SEC.

The Compensation and Nominating Committee oversees our executive and director compensation and the Board nominees for election by stockholders and for Board committees.

Principal responsibilities of the Compensation and Nominating Committee under its charter include the following:

•	review and approve corporate goals and objectives with respect to compensation for our Chief Executive Officer, or CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation,

•	review and approve the evaluation process and compensation structure for our executive officers and key employees and recommend to the Board the annual compensation for such officers and key employees,

•	review and administer our incentive compensation and stock-based plans,

•	review director compensation and recommend to the Board the form and amount of director compensation,

•	meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations,

•	establish procedures for evaluating the suitability of potential director nominees,

•	recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable,

•	review the suitability for continued service as a director of each Board member, and

•	review periodically the size and composition of the Board and recommend to the Board any appropriate changes, subject to our restated bylaws.

The full text of the Compensation and Nominating Committee charter is available under the Corporate Governance section of our website at www.approachresources.com.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com.

Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change in or waiver for any of our officers, by our independent directors. All changes and waivers will be promptly disclosed as required by applicable securities laws and listing standards.

Board Independence

The Board has determined that Messrs. Brandi, Crain, Lubar and Whyte are independent within the meaning of applicable SEC regulations and NASDAQ listing standards. Furthermore, the Board has determined that each of the current members of both the Audit Committee and the Compensation and Nominating Committee is independent within the meaning of applicable SEC regulations and NASDAQ listing standards.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation and Nominating Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation and Nominating Committee and Board seek individuals who are of high ethical character and who share our values. The Compensation and Nominating Committee and the Board also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the committee will use to evaluate director nominees are:

•	the proportion of Board members who meet the criteria for independence required by NASDAQ,

•	a candidate’s broad understanding of business, financial affairs and the complexities of a business organization,

•	a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders,

•	a candidate’s ability to devote sufficient time to effectively administer our affairs,

•	a candidate’s educational background and expertise in areas significant to our operations, and

•	a candidate’s strength of character, independence of opinion and sound business judgment.

The Compensation and Nominating Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and the stockholders. With respect to the deadlines for stockholder suggestions to the Compensation and Nominating Committee of individuals to be considered for nomination as a candidate to be elected at the 2010 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2010 Annual Meeting of Stockholders.” Any such suggestion should be sent to the Compensation and Nominating Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, together with the same information as that described in our restated bylaws for stockholder nominations made by the Board or management. The information should also include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a Proxy Statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with the Board

Stockholders interested in communicating with the Board may do so by sending written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116. Such communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Compensation and Nominating Committee and the Board. All directors attended the last annual meeting of stockholders either in person or by telephone.

Executive Sessions

During 2009, our Board meeting agendas will generally provide for executive sessions of non-management directors without any members of management present. Our Board has approved the occurrence of at least two executive sessions each year with only non-management directors present. During 2008, we held seven executive sessions of non-management directors.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, or the Exchange Act, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates in 2008.

We are aware that J. Curtis Henderson did not timely file a Form 4 covering shares of common stock withheld by the Company to satisfy the Company’s tax withholding obligations for restricted shares that vested on November 14, 2008. Additionally, a Form 4 filed by Glenn W. Reed was filed under an incorrect CIK number in the SEC’s EDGAR system on November 13, 2008. Mr. Reed filed a late Form 4 under his correct CIK number on November 17, 2008. Based solely on our review of reports and written representations that we have received, during the year ended December 31, 2008, we believe that all other required reports were timely filed.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 16, 2009, beneficial ownership of our common stock by our directors, the executive officers named in the summary compensation table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

	Number of Shares of
Name	Common Stock Owned(1)	Percent(2)

Directors and Executive Officers:
J. Ross Craft(3)(4)	691,129	3.3%
Steven P. Smart(3)(4)	176,540	*
J. Curtis Henderson(3)(5)	140,629	*
Ralph P. Manoushagian(3)(4)	141,690	*
Glenn W. Reed(3)(6)	47,647	*
Bryan H. Lawrence(7)(8)	6,732,742	32.4%
James H. Brandi(3)	19,000	*
James C. Crain(3)	16,895	*
Sheldon B. Lubar(3)(9)	975,318	4.7%
Christopher J. Whyte(3)	20,436	*
All officers and directors as a group (10 persons)(4)	8,962,026	43.1%
Certain Beneficial Owners:
Yorktown Energy Partners V, L.P.(7)(10)	4,846,483	23.3%
Robeco Investment Management, Inc.(11)	1,694,722	8.2%
NWQ Investment Management Company, LLC(12)	1,544,505	7.4%
TimesSquare Capital Management, LLC(13)	1,092,700	5.3%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.

(2)	Based on 20,777,342 shares of our common stock outstanding at April 16, 2009.

(3)	C/o Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116.

(4)	The number of shares beneficially owned includes the following shares that are subject to options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement:

Name of Beneficial Owners	Shares Subject to Options

J. Ross Craft	152,892
Steven P. Smart	28,845
Ralph P. Manoushagian	28,845

Total	210,582

(5)	Includes 21,250 restricted shares granted in connection with Mr. Henderson’s employment, which will vest in November 2009. Mr. Henderson has the right to vote, but not dispose of, these unvested shares.

(6)	As of April 16, 2009, Mr. Reed’s shares were pledged as security for a margin loan.

(7)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(8)	Includes attribution of shares held by Yorktown Energy Partners V, L.P. and its affiliates.

(9)	Includes attribution of shares held by Lubar Equity Fund, LLC and Lubar Nominees.

(10)	Based on Schedule 13G/A filed February 17, 2009, reporting ownership as of December 31, 2008. Yorktown V Company LLC is the sole general partner of Yorktown Energy Partners V, L.P. As a result, Yorktown V Company LLC may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Yorktown Energy Partners V, L.P.

(11)	Based on Schedule 13G/A filed February 6, 2009, reporting ownership as of December 31, 2008. Robeco Investment Management, Inc., as an investment adviser, has the sole and shared power to vote 1,609,227 and 33,775 shares, respectively, and the sole and shared power to dispose of 1,694,722 and zero shares, respectively. Robeco Investment Management’s principal business address is 909 Third Avenue, New York, New York 10022.

(12)	Based on Schedule 13G/A filed February 17, 2009, reporting ownership as of December 31, 2008. NWQ Investment Management Company, LLC, as an investment adviser, has the sole and shared power to vote 1,264,853 and zero shares, respectively, and the sole and shared power to dispose of 1,544,505 and zero shares, respectively. NWQ Investment Management Company’s principal business address is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(13)	Based on Schedule 13G filed February 11, 2009, reporting ownership as of December 31, 2008. TimesSquare Capital Management, LLC, as an investment adviser, has the sole and shared power to vote 983,700 and zero shares, respectively, and the sole and shared power to dispose of 1,092,700 and zero shares, respectively. TimesSquare Capital Management’s principal business address is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our named executive officers.

Name	Age	Position

J. Ross Craft	52	President, Chief Executive Officer and Class III Director
Steven P. Smart	54	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	46	Executive Vice President, General Counsel and Secretary
Ralph P. Manoushagian	57	Executive Vice President — Land
Glenn W. Reed	57	Vice President — Operations

J. Ross Craft has been our President and Chief Executive Officer and a member of our board of directors since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal One — Election of Directors — Directors.”

Steven P. Smart has been our Treasurer since our inception in September 2002. Mr. Smart was named Vice President — Finance in August 2005, and promoted to Executive Vice President and Chief Financial Officer in June 2007. From 2000 to 2002, Mr. Smart was Controller and Treasurer of Prize Energy Corp., a public exploration and production company. From 1998 to 2000, Mr. Smart was a Senior Manager in the Energy Industry group at Arthur Andersen LLP. Prior to 2000, Mr. Smart served in senior executive financial positions with several public and private oil and gas companies, including Magnum Hunter Resources Inc. and Saxon Oil Co. Mr. Smart began his career in public accounting with Deloitte & Touche (formerly Touche Ross). Mr. Smart has more than 30 years of experience in both public and private companies in the oil and gas industry. Mr. Smart, who holds a B.B.A. in Accounting from Angelo State University, is a Certified Public Accountant with an active license.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1998 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw the sale of that company to an affiliate of Nextel Communications Inc. in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 20 years experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law. Mr. Henderson is the brother-in-law of J. Ross Craft, our Chief Executive Officer and President.

Ralph P. Manoushagian joined us in February 2004 as Land Manager. Mr. Manoushagian was named Senior Vice President — Land in June 2007 and Executive Vice President — Land in June 2008. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately owned fuel distributorship. Mr. Manoushagian has been an active landman and oil and gas operator for 30 years. Mr. Manoushagian, who holds a B.B.A. in Finance from the University of North Texas, has been a Certified Professional Landman since 1988. Mr. Manoushagian is a director of the First Financial Bank of Southlake, Texas. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

Glenn W. Reed has been with us since our inception in September 2002, first as Operations Manager, then Sr. Vice President — Operations in June 2007, Executive Vice President — Engineering and Operations in June 2008 and currently Vice President — Operations. Mr. Reed was Manager of Operations for Athanor Resources Inc. from 1999 to 2002, where he was responsible for petroleum engineering and operations before Athanor was sold to Nuevo Energy Company in September 2002. From 1988 to 1999, Mr. Reed supervised operations for American Cometra. Mr. Reed, who holds a B.S. in Petroleum Engineering from Texas Tech University, is a registered Professional Engineer licensed in Texas and has 28 years of experience in the oil and gas industry.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis is intended to assist you in understanding our compensation program. It is intended to cover all the elements of compensation paid to our named executive officers and the reasoning used by the Compensation and Nominating Committee in structuring our executive compensation program, which is designed primarily to incentivize our named executive officers to build stockholder value.

We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by tying the interests of our executive officers with those of our stockholders through operational and financial performance goals and equity-based compensation.

The three principal elements of our current executive compensation programs are annual base salary, annual incentive bonuses and long-term equity incentives in the form of stock-based awards under our 2007 Stock Incentive Plan, referred to as our 2007 Plan. Base salary is annual salary that pays for skill and experience and is required for market competitiveness. Annual incentive bonuses are annual performance awards for achievement of then-current business goals. Long-term equity incentives are stock-based awards that provide a competitive, long-term incentive to employees and named executive officers in direct alignment with stockholder interests.

We also provide other benefits and perquisites. The other benefits and perquisites provided to our executive officers consist of life, disability and health insurance benefits, a qualified 401(k) savings plan with matching contributions, paid vacation and holidays and reimbursement for certain club membership dues, mobile phone expenses, professional association dues and fees and continuing professional educational programs. These benefits and perquisites are part of our overall pay program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the oil and gas business.

Throughout this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the “Summary Compensation Table” in this Proxy Statement, are referred to as our named executive officers.

Compensation and Nominating Committee

The Compensation and Nominating Committee of our Board is responsible for the approval, evaluation and oversight of all of our compensation plans, policies and programs. For ease of reference in this Compensation Discussion and Analysis section of the Proxy Statement, we may sometimes refer to this committee simply as our Compensation Committee or the committee. The primary purpose of the committee is to assist our Board in establishing and implementing our compensation policies and monitoring our compliance with such policies. The members of our Compensation Committee are Sheldon B. Lubar (Chairman), James H. Brandi and James C. Crain, each of whom is an independent director in accordance with NASDAQ Marketplace rules.

The committee meets outside the presence of all of our executive officers to consider the appropriate compensation for our CEO. The committee analyzes the performance of our CEO and determines the base salary, payments to be made under our annual cash incentive program and the grant of long-term equity incentive awards. For all other named executive officers, the committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each named executive officer with the committee and makes recommendations to the committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and the grant of long-term equity incentive awards. Our CEO has no role in determining his own compensation.

Based in part on these recommendations from our CEO (with respect to non-CEO named executive officers) and the other considerations discussed in this Compensation Discussion and Analysis, the committee recommends to our Board the annual compensation package of each of our named executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the committee.

The function of the Compensation Committee is more fully described in its charter, which is available under the Corporate Governance Section of our website at www.approachresources.com. The committee’s duties and purpose also are discussed under “Board of Directors, Board Meetings and Committees — Compensation and Nominating Committee” in this Proxy Statement.

Compensation Program Objectives and Methodology

The objectives of our executive compensation programs are as follows:

•	attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas — Fort Worth, Texas area,

•	pay for performance, whereby company and individual performance substantially influence an executive officer’s total compensation opportunity,

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases, and

•	compensate our executives accordingly to meet our annual and long-term objectives.

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive is appropriately compensated.

Annual Base Salary

We provide the named executive officers and other employees with an annual base salary to compensate them for their services during the fiscal year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with our industry peers. Our Board recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas — Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on consideration of pay levels of our industry peers. We also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See “Summary Compensation Table.”

For a discussion regarding the setting of 2008 and 2009 base salaries, see “2008 Executive Compensation Program — 2008 Annual Base Salary” and “2009 Executive Compensation Program — 2009 Annual Base Salary” below.

Performance-Based Annual Incentive Awards

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. In 2008, we began providing the opportunity for our named executive officers to earn an annual, performance-based cash incentive award. We intend to continue to provide this opportunity to attract and retain an appropriate caliber of talent for the positions and to motivate executives to achieve our annual business goals. We review annual incentive awards for our named executive officers and other executives annually in the first fiscal quarter to determine award payments for the most recently completed fiscal year, as well as to establish award opportunities for the then-current fiscal year.

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, performance-based incentive award programs for 2008 and 2009 under which performance awards may be made under our 2007 Plan. We refer to these performance awards as annual incentive awards. The annual incentive awards are determined as a percentage of an executive officer’s annual base salary and are paid to the executive officer upon the achievement of certain performance targets, plus an amount that may, in the committee’s discretion, be awarded to our named executive officers based on individual performance, including overall duties, responsibilities and expertise.

The Compensation Committee develops performance categories, relative weighting among the performance categories and targets to be used for the annual incentive awards, and reviews them with our CEO, Chief Financial Officer and General Counsel. For 2009, the committee also reviewed the performance categories and targets with our compensation consultant. For 2008, the performance targets were generally based upon target growth rates in key performance indicators of our business, as well as industry standards. For 2009, the committee added two new cost measures as performance targets, eliminated one growth measure and increased the weighting of the individual performance category.

The committee cannot increase payout amounts under performance categories that depend on the achievement of specific targets. Payments related to performance categories that are tied to the achievement of specific targets are capped once the excellent target is achieved. The committee can, however, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee. In addition to the performance categories tied to specific company targets, the committee approved an individual performance category in the 2008 and 2009 annual incentive programs that allows the committee, in its discretion, to allocate a portion of a named executive officer’s annual incentive award based on the officer’s individual performance, including overall duties, responsibilities and expertise. See “2008 Executive Officer Compensation Program — 2008 Annual Incentive Awards” and “2009 Executive Officer Compensation Program — 2009 Annual Incentive Awards.”

For a discussion of our specific 2008 and 2009 incentive award programs, see “2008 Executive Compensation Program” and “2009 Executive Compensation Program” below.

Long-Term Stock Incentive Compensation

We use long-term equity incentive grants to attract, retain and motivate our executive officers, including the named executive officers, as part of our total compensation package. Stock incentive awards are granted under our 2007 Plan.

The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such persons to improve our business results and earnings by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success.

We previously have used a combination of three-year vesting stock options, three-year vesting restricted stock and stock awards under the 2007 Plan and its predecessor plan. Going forward we plan to primarily use restricted stock that will vest over time, generally three years, to align the compensation of our executive officers and key employees with an increase in long-term stockholder value, but we may use other awards and vesting periods available under the 2007 Plan as well. We expense stock awards under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or FAS 123(R). We believe awards of restricted stock can effectively balance our objective of focusing the recipient of the award on delivering long-term value to our stockholders, with our objective of providing value to the recipient with the equity awards. Restricted stock offers recipients the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Restricted stock awards also allow the Company to budget for charges to earnings under FAS 123(R) with greater certainty than other types of awards such as stock options.

The committee may also identify specific performance measures in determining long-term stock incentive compensation levels. The committee has not yet identified specific performance measures for long-term incentive compensation, but is considering such measures.

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or incentive bonuses. However, the committee has considered prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants in 2008 and 2009. No stock awards were made to named executive officers in 2008 and no awards have been made to these individuals in 2009 through the date of this Proxy Statement. The committee is continuing to consider alternatives regarding long-term stock incentive awards and plans to discuss the issue further in June 2009.

The committee has not established minimum stock ownership requirements for our named executive officers or directors; however, the committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. The committee will continue to consider whether minimum stock ownership requirements may be necessary to achieve our goal of aligning management’s interests with those of our stockholders.

For new executive officers, we expect to take into account their prior base salary, annual cash incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

The committee does not make, nor has the committee in the past made, incentive stock grants in coordination with the release of material non-public information. Instead, the committee will grant equity awards at the time or times dictated by our normal compensation process as that process is developed by the committee.

2008 Executive Officer Compensation Program

2008 Annual Base Salary

In making decisions regarding annual base salary for 2008, the Compensation Committee considered the Oil and Gas E&P 2007 Compensation Survey prepared by Effective Compensation Incorporated, or ECI. The 2007 ECI survey contains compensation information from 112 public and private exploration and production, or E&P, companies in the United States from 2006. The committee considered the companies in the ECI report to be a broad peer group against whom we compete for executive talent. The 2007 ECI survey provides specific data on an aggregated basis within subcategories based on whether the companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the committee primarily considered compensation information in the 2007 ECI survey from public, independent oil and gas companies with revenues of $100 million or less, exploration and production budgets of $40 million to $100 million and headquartered in Texas.

In addition to the 2007 ECI survey, the committee considered executive compensation information from the following peer companies in determining annual base salaries for 2008: Abraxas Petroleum Corporation, Arena Resources, Inc., Aurora Oil & Gas Corporation, Brigham Exploration Co., Clayton Williams Energy, Inc., Concho Resources Inc., Ellora Energy Inc., EXCO Resources, Inc., GMX Resources Inc., Goodrich Petroleum Corporation, NGAS Resources, Inc., Quest Resource Corporation and Rex Energy Corporation. These peer companies were chosen based on their position in the upstream exploration and production sector of the oil and gas business, market capitalizations, geographic areas of operations and corporate headquarters and corporate structure.

In considering the 2007 ECI survey and data on our peer companies, the committee did not establish benchmarks regarding compensation levels of our named executive officers. Rather, the committee used this data to confirm that the base salary levels and incentive bonus targets are at competitive levels with comparably positioned officers in both the broad peer group represented by the ECI survey and the narrower peer group identified above.

In February 2008, the committee recommended, and the Board approved, increases in annual base salaries from the 2007 levels set forth in the “Summary Compensation Table” below. The salary increases were consistent with the committee’s objectives of providing competitive levels with comparably positioned officers in the broad peer group represented by the ECI survey and the smaller peer group discussed above. The salary increases also reflected the increased demands and additional responsibilities imposed on our officers as a result of our becoming a public company in November 2007. There were no material base salary increases for our named executive officers in 2009. See “2009 Executive Officer Compensation Program — 2009 Annual Base Salary.”

2008 Annual Incentive Awards

In April 2008, the Compensation Committee and Board established annual incentive measures based on company and individual performance in five performance categories during 2008. The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his annual incentive award. If the Company exceeds the threshold level for a performance category, the amount of the annual incentive award attributable to that category is capped at the excellent level. If actual results fall between the threshold and maximum performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted.

The five performance categories selected with respect to the annual incentive awards for 2008 are shown in the table below, together with the target levels of achievement and actual results achieved in 2008 in each category. Four of the performance categories are company-wide performance measures and the fifth performance category, individual performance, is personal to each executive.

	2008 Performance Targets and Actual Results
Performance Category	Weight	Threshold	Excellent	2008 Actual Results

1. Production growth	25.00%	10.00%	20.00%	23.38%
2. Reserve volume growth	25.00%	10.00%	20.00%	17.00%
3. Net asset value per share growth	20.00%	15.00%	25.00%	(36.63)%
4. EBITDAX per share growth	20.00%	20.00%	30.00%	53.67%
5. Individual performance(1)	10.00%	5.00%	15.00%	0.00% - 15.00%

	100.00%

(1)	Threshold, excellent and 2008 actual percentiles for individual performance are expressed as a percentage of annual base salary.

The first and second categories the committee selected for 2008, production growth and reserve volume growth, are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on reported production and year-end reserves.

The third category the committee selected for 2008 is net asset value per share growth. Net asset value per share is calculated as the PV-10 (the estimated present value, discounted at 10%, of our future net cash flows from proved reserves) of our oil and gas properties, as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, plus the book value of our assets other than our oil and gas properties, less the book value of our liabilities, divided by the number of shares of common stock outstanding for the year ended December 31, 2007 (for 2007 calculation) and the weighted average number shares of common stock outstanding for the year ended December 31, 2008 (for 2008 calculation). Net asset value per share is widely used by the investment community in our industry to measure a company’s current value in the market.

The fourth category the committee selected for 2008 is EBITDAX per share growth. We define EBITDAX per share as net income plus exploration and impairment expense, depletion, depreciation and amortization expense, share-based compensation expense, change in the fair value of commodity derivatives, interest expense and income taxes, divided by the number of shares of common stock outstanding for the year ended December 31, 2007 (for 2007 calculation) and the weighted average number shares of common stock outstanding for the year ended December 31, 2008 (for 2008 calculation). The committee has determined that the EBITDAX growth measure is appropriate because it is widely accepted by the investment community in our industry as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects a company’s ability to adapt to the impact of changing commodity prices as well as changing costs.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

The fifth category the committee selected for 2008 was each named executive officer’s individual performance, including overall duties, responsibilities and expertise. This category is discretionary and allowed the committee to recognize performance that was more difficult to quantify, such as successful supervision of significant company projects, demonstrated departmental leadership and other contributions to our Company. The committee assigned this category a 10% relative weight among the five performance categories. This relative weight of 10% among all performance categories allowed the committee to allocate up to 15% of annual base salary to an award for our President and CEO, with a threshold level of performance at 5% and excellent level at 15% of annual base salary. The committee could allocate up to 10% of annual base salary to an award for 2008 Executive Vice Presidents, with a threshold level of performance at 5% and excellent level at 10% of annual base salary. The committee could also allocate no amount to the individual performance category. As shown in the “2008 Performance Targets and Actual Results” table above, actual amounts allocated to our named executive officers ranged from 0% to 15% of annual base salary. The committee made its determinations for the individual performance portion of the 2008 annual incentive awards based on overall performance, duties, responsibilities and expertise of the named executive officers and, with respect to the Executive Vice Presidents, the specific recommendations of the CEO.

In addition to selecting the performance categories, the committee approved, after consultation with our CEO, Chief Financial Officer and General Counsel, annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our named executive officers. In determining these incentive targets, the committee attempted to ensure that the payouts provided meaningful incentives to each of our senior executives. As discussed above, for 2008, the annual incentive award amount payable to each named executive officer was based upon the Company’s performance in four performance categories and the individual performance of each named executive officer. The actual annual incentive payout percentage is the sum of the percentage performance targets calculated for each performance category plus individual performance.

In reviewing the Company’s results, performance of the CEO and the CEO’s recommendations with respect to performance of the other named executive officers, the committee awarded the actual annual incentive payout percentages set forth in the table below.

	Annual Incentive Award
	Percent of Annual Salary		Actual Payout %
Performance Category	Threshold	Excellent	for 2008

President and CEO	50.00%	150.00%	112.50%
Executive Vice President and CFO	50.00%	100.00%	76.25%
Executive Vice President and General Counsel	50.00%	100.00%	76.25%
Executive Vice President — Land	50.00%	100.00%	71.25%
Vice President — Operations	50.00%	100.00%	66.25%

The amounts of the 2008 annual incentive awards are included in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table. See “Summary Compensation Table.”

2009 Executive Officer Compensation Program

Compensation Consultant

In February 2009, the Compensation Committee retained Longnecker & Associates, or L&A, as a compensation consultant to, among other things, consult with the committee on:

•	development of a peer group for the Company and use of peer compensation data by the committee in making compensation decisions for 2009,

•	executive compensation packages for 2009,

•	annual incentive awards for 2009, including performance categories, weighting of performance categories, annual incentive targets as a percent of base salary, and proposed performance targets for each performance category,

•	long-term stock incentive grants,

•	industry compensation practices in unstable market conditions,

•	Board compensation packages, and

•	sign-on and potential follow-on grant policies for non-executive employees.

Except as described above, L&A provides no other services to the committee or the Company.

2009 Annual Base Salary

In considering annual base salary for 2009, the Compensation Committee considered the Oil and Gas E&P 2008 Compensation Survey prepared by ECI. The 2008 ECI survey contains compensation information from 119 public and private E&P companies in the United States from 2007. The 2008 ECI survey provides specific data on an aggregated basis within the same subcategories as the 2007 ECI survey discussed above in “2008 Executive Officer Compensation Program.” In addition to the individual experience and performance of our executive officers, the committee primarily considered compensation information in the 2008 ECI survey from public, independent oil and gas companies with revenues of $100 million or less, exploration and production budgets of $40 million to $100 million and headquartered in Texas.

In addition to the 2008 ECI survey, the committee considered executive compensation information from the following group of peer companies recommended by our compensation consultant, L&A, in considering annual base salaries for 2009: Abraxas Petroleum Corp., Brigham Exploration Company, Geomet Inc., GMX Resources, Inc., Goodrich Petroleum Corp., Gulfport Energy Corp., Panhandle Oil and Gas Inc., Parallel Petroleum Corp., Petroquest Energy Corp and TXCO Resources, Inc. These peer companies were chosen based on their position in the upstream E&P sector of the oil and gas business, as well as relative annual revenues, earnings per share, assets, market capitalizations and share price.

Consistent with the committee’s determination of 2008 annual base salaries, the committee did not establish benchmarks regarding 2009 compensation levels of our named executive officers. Rather, the committee used this data to consider comparable base salary levels and incentive bonus targets to determine the relative competitiveness of the Company’s current compensation structure.

The committee also consulted L&A on 2009 pay practices in the E&P sector given current economic conditions and negative total shareholder returns in 2009. Finally, the committee considered the specific recommendations of the CEO with respect to proposed 2009 annual base salaries for the named executive officers other than the CEO.

In March 2009, the committee recommended, and the Board approved, no material increases in 2009 annual base salaries from the 2008 levels set forth in the “Summary Compensation Table” below. Approved annual base salaries for 2009 for our named executive officers are as follows: Mr. Craft - $303,400, Mr. Smart — $256,000, Mr. Henderson — $250,000, Mr. Manoushagian — $170,000 and Mr. Reed —

$208,400. The lack of salary increases reflected the difficult economic conditions in the last half of 2008 and the negative returns experienced by stockholders of many E&P companies in 2008, including our stockholders.

2009 Annual Incentive Awards

In March 2009, the Compensation Committee and Board established annual incentive measures based on company and individual performance in six performance categories during 2009. The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his or her annual incentive award. If the Company exceeds the threshold level for a performance category, the amount of the annual incentive award attributable to that category is capped at the excellent level. If actual results fall between the threshold and maximum performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted.

Compared to the 2008 annual incentive awards, the committee adjusted the 2009 awards by:

•	adding two cost categories (LOE and G&A per Mcfe, and drill-bit F&D per Mcfe),

•	eliminating one growth category (net asset value per share growth),

•	increasing the relative weight of the individual performance category from 10% to 25%, and

•	refining the annual incentive targets for certain executive positions.

These adjustments reflect the Company’s focus on controlling costs during a period of weak commodity prices and the uncertainty of the 2009 operating environment for many E&P companies, including the Company. After adding the two cost categories for 2009, the committee eliminated net asset value per share growth, as the 2009 program already contained two other growth categories (production and reserves) and the committee wanted to ensure that sufficient weight would be given to each of the remaining categories.

The six performance categories selected with respect to the annual incentive awards for 2009 are shown in the table below. Five of the performance categories are company-wide performance measures and the sixth performance category, individual performance, is personal to each executive.

	2009 Performance Targets
Performance Category	Weight	Threshold	Excellent

1. Production growth	15.00%	10.00%	20.00%
2. Reserve volume growth	15.00%	10.00%	20.00%
3. EBITDAX per share growth	15.00%	15.00%	25.00%
4. LOE and G&A per Mcfe	15.00%	$1.75	$1.50
5. Drill-bit F&D per Mcfe	15.00%	$2.10	$1.85
6. Individual performance(1)	25.00%	8.75%	37.50%

	100.00%

(1)	Threshold and excellent percentiles for individual performance are expressed as a percentage of annual base salary.

The production growth, reserve volume growth and EBITDAX per share growth performance categories are discussed above under “2008 Executive Compensation Program.”

LOE and G&A per Mcfe is the sum of our annual lease operating expense, or LOE, plus general and administrative expense, or G&A, divided by our annual production as measured in thousand cubic feet equivalent, or Mcfe. LOE and G&A are two financial measures under generally accepted accounting principles from our audited financial statements, and we report production in units of Mcfe in our annual earnings releases and Annual Reports on Form 10-K. Our committee believes that in a period of depressed commodity prices and reduced drilling activity such as the E&P sector currently is experiencing, it is critical to incentivize management to control costs.

Drill-bit finding and development, or F&D, costs are calculated by dividing the sum of annual exploration and development costs by the total of reserve extensions and discoveries for the year, each as set forth in the notes to the audited financial statements of our Annual Reports on Form 10-K. The committee believes this metric is useful to evaluate how efficiently we can add proved reserves through our own drilling program.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

The committee retained the individual performance category from 2008, but increased its relative weight among all performance categories from 10% to 25% for 2009. Seventy-five percent of the amount of annual incentive bonuses will continue to be determined by objective performance results. However, growth performance targets such as production, reserve volume and EBITDAX per share are based on forecasts that are subject to ongoing change depending on external factors such as commodity prices and service costs. Rather than materially change the performance targets from 2008, the committee determined it was in the best interest of the Company and its stockholders to increase the weighting of the individual performance category to allow the committee to assess the overall performance of management at year end, and keep our management motivated to contribute to the long-term growth of stockholder value. The individual performance category is discretionary and allows the committee to recognize performance that is more difficult to quantify, such as successful supervision of significant company projects, cost reductions, demonstrated departmental leadership and other contributions to our Company. The committee is in regular contact with our CEO and knowledgeable about Company operations and believes that it will be in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the named executive officers other than the CEO, after year end.

In addition, for 2009 the committee divided the overall threshold and excellent target levels as a percentage of base salary between Level I Executive Vice Presidents, Level II Executive Vice Presidents and Vice Presidents. See “Annual Incentive Award Percent of Annual Salary” table below. This division was based on the different overall duties, responsibilities, salary levels and competitive market data for our non-CEO named executive officers. Executive Vice Presidents I includes our Executive Vice President and Chief Financial Officer and our Executive Vice President and General Counsel; Executive Vice Presidents II includes our Executive Vice President — Land; and Vice Presidents includes our Vice President — Operations.

In addition to selecting the performance categories, the committee approved, after consultation with our CEO, annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our named executive officers. For 2009, the annual incentive award amount payable to each named executive officer will be based upon the Company’s performance in the five performance categories and the individual performance of each named executive officer as discussed above. The annual incentive payout percentage will be the sum of the percentage performance results calculated for each performance category plus individual performance. The actual performance payout amounts for each category are graduated between each performance target in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels.

	Annual Incentive Award
	Percent of Annual Salary
Performance Category	Threshold	Excellent

President and CEO	50%	150%
Executive Vice Presidents I	50%	100%
Executive Vice Presidents II	35%	75%
Vice Presidents	35%	75%

The Compensation Committee’s general policy is to determine any payout amounts for annual incentive awards before March 15 of the following year based upon our performance against the performance criteria established by the committee, subject to the committee’s negative discretion to reduce the payout amounts after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

Employment Agreements; Other Agreements

We have employment agreements with Messrs. Craft, Reed and Smart that entitle these officers to receive severance payments equal to a specified number of months of base salary if their employment is terminated by the Company other than for cause and, in certain cases, in the event of a change in control or termination for good reason. These agreements were entered into in January 2003 when the Company was privately-held, as a means to attract and retain an initial core management team. In addition, we entered into a restricted stock award agreement with Mr. Henderson in connection with his initial employment in February 2007 that entitles him to accelerated vesting of a restricted stock award in the event of termination without cause, for good reason or upon a change of control but no other severance benefits relating to termination of his employment. The employment agreements, potential severance payments and restricted stock award agreement are discussed in more detail in this Proxy Statement under “Potential Payments upon Termination or Change in Control.” Except for recent amendments to the employment agreements in December 2008 to take into account Section 409A of the Internal Revenue Code, the committee has not reviewed these agreements, all of which were entered into before the committee was formed, and the committee has not formulated a specific policy on the use of employment or severance agreements going forward.

In addition, all of our employees, including our named executive officers, have entered into non-disclosure agreements that prohibit employees from (a) disclosing confidential or proprietary information at any time and (b) for a period of one year from termination of employment, soliciting employment of any employee of the Company. We view these agreements as critical in the highly competitive business of exploration and development of oil and gas properties, and these agreements are independent of any compensation or benefits otherwise payable to our employees.

Deductibility of Executive Compensation

The Compensation Committee intends to review and consider the deductibility of future executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to our named executive officers. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. Specifically, we believe all compensation paid to or earned by our named executive officers for 2008 is fully deductible by the Company. In the future, the committee may approve compensation that does not meet the requirements of 162(m) and therefore may not be deductible by the Company in order to ensure competitive levels of total compensation for our named executive officers.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation and Nominating Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted by the Compensation and Nominating Committee of the Board,

Sheldon B. Lubar, Chairman
James H. Brandi
James C. Crain

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation and Nominating Committee.

EXECUTIVE COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities. Our named executive officers include our (1) President and Chief Executive Officer (our principal executive officer), (2) Executive Vice President and Chief Financial Officer (our principal financial officer) and (3) the three most highly compensated executive officers in 2008.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)

J. Ross Craft	2008	297,100	—	—	331,875	57,053	686,028
Director, President and	2007	237,500	1,250,731	1,080,000	—	66,642	2,634,873
Chief Executive Officer	2006	210,000	—	—	—	53,843	263,843
Steven P. Smart	2008	251,500	—	—	190,625	32,578	474,703
Executive Vice President	2007	198,750	668,280	720,000	—	41,293	1,628,323
and Chief Financial Officer	2006	165,000	—	—	—	32,684	197,684
J. Curtis Henderson(4)	2008	250,000	—	350,556	190,625	42,492	833,673
Executive Vice President,	2007	179,250	750,328	1,384,339 (5)	—	21,364	2,335,281
General Counsel and Secretary
Ralph P. Manoushagian	2008	170,000	—	—	121,125	26,878	318,003
Executive Vice President — Land	2007	148,750	398,784	360,000	—	23,877	931,411
	2006	127,000	—	—	—	19,663	146,663
Glenn W. Reed	2008	202,100	—	—	132,500	26,480	361,080
Vice President — Operations	2007	174,167	413,334	360,000	—	30,495	977,996
	2006	165,000	—	—	—	33,733	198,733

(1)	The amounts shown as “Stock Awards” reflect the value of stock awards that were granted or restricted stock awards that vested during the calendar year and were recognized as an expense in accordance with FAS 123(R). The values reflected in the Summary Compensation Table for such awards are the same values that we use in our financial statements for these awards to our named executive officers and all other employees, except that any adjustments for estimated forfeitures are disregarded in determining the amounts reflected in the Summary Compensation Table. Our named executive officers did not forfeit any stock awards during 2008 or 2007. Additional detail regarding our share-based awards is included in note 1 of Notes to Consolidated Financial Statements included in “Item 15 Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The amounts shown under the “Non-Equity Incentive Plan Compensation” column above are equal to the annual incentive awards granted by the Compensation and Nominating Committee to each of our named executive officers for 2008. While these awards are based on performance criteria established by the Compensation and Nominating Committee for 2008, the actual amounts to be awarded were not determined until March 2009.

(3)	All other compensation in 2008 reported for Mr. Craft represents $25,961 for medical, dental and term life insurance premiums, $11,824 in matching contributions by us to Mr. Craft’s 401(k) plan, $6,300 for an automobile allowance, $4,557 relating to club membership dues, $4,254 for disability insurance premium, $2,495 relating to continuing professional education programs, $840 relating to professional licenses and fees and $822 relating to mobile phone expenses. All other compensation in 2008 reported for Mr. Smart represents $14,561 for medical, dental and term life insurance premiums, $10,000 in matching contributions by us to Mr. Smart’s 401(k) plan, $4,500 for an automobile allowance, $885 relating to professional licenses and fees, $1,073 relating to mobile phone expenses and $1,559 relating to continuing professional education programs. All other compensation in 2008 reported for Mr. Henderson represents $25,961 for medical, dental and term life insurance premiums, $14,276 in matching contributions by us to Mr. Henderson’s 401(k) plan, $1,535 relating to mobile phone expenses, $720 relating to professional dues and continuing professional education programs. All other compensation in 2008 reported for Mr. Manoushagian represents $25,733 for medical, dental and term life insurance premiums, $870 relating to mobile phone expenses and $275 relating to professional dues and continuing professional education programs. All other compensation in 2008 reported for Mr. Reed represents $13,265 for medical, dental and term life insurance premiums, $6,300 for an automobile allowance, $2,495 relating to continuing professional education programs, $2,486 for disability insurance premium, $1,334 relating to mobile phone expenses and $600 in matching contributions by us to Mr. Reed’s 401(k) plan.

The “All Other Compensation” column for the Summary Compensation Table in our 2008 Proxy Statement understated the amount of Mr. Craft’s (by $26,068), Mr. Smart’s (by $12,694), Mr. Henderson’s (by $19,235), Mr. Manoushagian’s (by $22,549) and Mr. Reed’s (by $16,130) compensation related to medical, dental and term life insurance premiums for 2007. Further, the “All Other Compensation” column for the Summary Compensation Table in our 2008 Proxy Statement understated the amount of Mr. Craft’s (by $23,944), Mr. Smart’s (by $10,921), Mr. Manoushagian’s (by $19,478) and Mr. Reed’s (by $14,529) compensation related to medical, dental and term life insurance premiums for 2006. The correct amounts are shown above. The reason for these understatements is that we did not include the medical, dental and term life insurance premiums paid by the Company on behalf of each named executive officer.

(4)	Mr. Henderson began employment with us in February 2007 at an annual base salary of $190,000.

(5)	The “Stock Awards” column for the Summary Compensation Table in our 2008 Proxy Statement overstated the amount of Mr. Henderson’s 2007 stock awards by $657,536. The correct amount, $1,384,339, is shown above. The reason for the overstatement is that we previously included 100% of the grant date fair market value, or $1,051,663, associated with 63,750 restricted shares with three-year vesting that were granted to Mr. Henderson in March 2007 in connection with his employment. We should have included only the amount that was recognized as expense in 2007 in accordance with FAS 123(R), or $394,339.

Grants of Plan-Based Awards for Year Ended December 31, 2008

No grants of plan-based awards were made to our named executive officers during 2008.

Discussion of Summary Compensation Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Description of the 2007 Plan

The 2007 Plan was approved by our Board and stockholders in June 2007. The 2007 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards and other incentive awards.

The primary purpose of the 2007 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to continue in our service and to expend maximum effort to improve our business results and earnings, by providing to these persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success. The 2007 Plan provides that we may reserve 10% of our outstanding shares of common stock for grants of awards under the 2007 Plan, which will be adjusted each year to remain at 10% of outstanding shares of our common stock. In addition, shares of common stock that remain available for grant or are subject to outstanding awards under our prior plan are reserved and available for grant under the 2007 Plan. As of December 31, 2008, we have accounted for 1,461,016 shares of common stock as reserved and available for issuance under our 2007 Plan. The 2007 Plan is administered by the Compensation and Nominating Committee, which also establishes the terms and conditions of awards.

Awards may be made under the 2007 Plan to our employees, directors and consultants, including any employee who is an officer or director, and to any other person who, in the opinion of the committee, is in a position to make a significant contribution our success. Our Board may amend, suspend or terminate the 2007 Plan at any time and for any reason. The 2007 Plan will terminate in any event 10 years after the date of its approval by the stockholders. Amendments to the 2007 Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the 2007 Plan (except as otherwise allowable under the 2007 Plan), changes the designation or class of persons eligible to receive awards under the 2007 Plan, or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the 2007 Plan do not require stockholder approval.

In the event of a change of control (as defined in the 2007 Plan and described below), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible. If there is a change of control and we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless the committee determines otherwise, awards will be replaced with similar awards of the surviving corporation (or parent of the surviving corporation). The committee may require participants to surrender some or all of the outstanding awards held by such participants, at which time we will cancel those awards and cause to be paid to each affected participant a certain amount of cash per share, as specified in the 2007 Plan.

A change of control under the 2007 Plan includes the following types of transactions: (a) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer of all or substantially all, of our assets and the assets of our subsidiaries to any other person or entity, (c) a stockholder-approved plan or proposal for our liquidation or dissolution, (d) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Exchange Act acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock or (e) as a result of or in connection with a contested election of directors, the persons who were our directors before such election cease to constitute a majority of the Board.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2008.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares of		of Shares of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options:	Options:	Exercise	Option	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Expiration Date	Vested		Vested
(a)	(b)	(c)	(e)	(f)	(g)		(h)

J. Ross Craft	152,892	—	$3.33	August 16, 2014	—		—
Steven P. Smart	28,845	—	$3.33	August 16, 2014	—		—
J. Curtis Henderson	—	—	—	—	21,250	(1)	$155,338	(2)
Ralph P. Manoushagian	28,845	—	$3.33	August 16, 2014	—		—
Glenn W. Reed	—	—	—	—	—		—

(1)	These shares will vest in November 2009.

(2)	Based on the closing price of our common stock on NASDAQ of $7.31 per share on December 31, 2008.

Option Exercises and Stock Vested

The following table reflects option awards actually exercised and stock awards vested for each of our named executive officers during 2008:

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting
(a)	(b)	(c)		(d)	(e)

J. Ross Craft	—	—		—	—
Steven P. Smart	—	—		—	—
J. Curtis Henderson	—	—		21,250	$204,000	(1)
Ralph P. Manoushagian	—	—		—	—
Glenn W. Reed	34,614	$348,448	(2)	—	$—

(1)	Based on the closing price of our common stock on NASDAQ of $9.60 per share on the date of vesting, November 14, 2008.

(2)	Based on the closing price of our common stock on NASDAQ of $13.40 per share on the date of exercise, November 10, 2008, less the exercise price of approximately $3.33 per share.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

We have employment agreements with Messrs. Craft, Reed and Smart, dated as of January 1, 2003. The agreements were amended effective December 31, 2008 to take into account Section 409A of the Internal Revenue Code. The agreements are included as exhibits to our Form S-1 registration statement filed with the SEC on July 12, 2007. The amendments are included as exhibits to a Form 8-K filed with the SEC on December 31, 2008. References to these employment agreements mean the agreements as amended effective December 31, 2008.

Under the terms of the employment agreements, these officers receive an annual base salary and are eligible to participate in an annual bonus plan, to be administered by our Board or otherwise by the Compensation and Nominating Committee. The officers also are entitled to employee benefits that the Company ordinarily provides to its employees.

If any of Mr. Craft, Mr. Reed or Mr. Smart is terminated for “cause” (as defined in the agreements and described below), we will be obligated to pay such named executive officer his base salary then in effect through the date of termination, prorated for any partial period of employment, and we will have no further obligations to such named executive officer under his respective employment agreement.

The employment agreements of Messrs. Craft and Reed also provide that if such officer is terminated by us without cause (or if Mr. Craft terminates for “good reason,” as defined in his agreement and described below) or if we do not extend the term of the agreements, each officer will be entitled to receive severance compensation of two times the officer’s base salary within 60 days of termination, plus welfare benefits for up to 24 months (12 months in the event of Mr. Craft’s termination with good reason) or, if less, continuation coverage period under the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.

Mr. Smart’s employment agreement provides that if he is terminated by us without cause or if we do not extend the term of his agreement, he will be entitled to receive one-half of his base salary within 60 days after termination, plus welfare benefits for up to six months.

Each of Messrs. Craft and Reed’s employment agreements also provide for payments and benefits upon a “change in control” (as defined in the agreements and described below), provided the officer is employed on the change in control date. The change in control payment is equal to two times the officer’s base salary and will be paid within 60 days following the change in control. In addition, if the employment of these officers is terminated for any reason on or after a change in control, they will receive welfare benefits for up to 24 months or, if less, the COBRA continuation coverage period.

“Cause” (as defined in Messrs. Craft, Reed and Smart’s employment agreements) means (a) the willful and continued failure by the employee to substantially perform his duties (other than as a result of a disability), (b) the willful engaging by employee in misconduct that is materially injurious to the Company, (c) any misconduct in the course of employment including dishonesty, disorderly conduct, insubordination, harassment, substance abuse or violations of the Company’s rules or (d) any material violation of the employment agreement.

“Good reason” (as defined in Mr. Craft’s employment agreement) means (a) a material diminution in Mr. Craft’s authority, responsibilities or duties, (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Craft is required to report, including a requirement that Mr. Craft report to an officer or employee instead of reporting directly to the Board or (c) any other action or inaction by the Company that constitutes a material breach by the Company of its obligations under the employment agreement. To exercise his right to terminate for good reason, Mr. Craft must give written notice to the Company within 90 days of the initial existence of the good reason condition and the Company will have 30 days to remedy the good reason condition. If not remedied by the Company, Mr. Craft may terminate for good reason, but his termination must occur no later than 180 days after the initial existence of the good reason condition.

A “change in control” (as defined in Mr. Craft and Mr. Reed’s employment agreement) includes the following types of transactions: (a) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sales, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets or (c) any stockholder-approved plan or proposal for our liquidation or dissolution.

We are not obligated to make any cash payments to any other named executive officer if their employment is terminated by us or by the executive. No severance pay or benefits are provided for any of the named executive officers in the event of termination of employment due to death or disability.

We also are a party to a restricted stock award agreement with Mr. Henderson, our Executive Vice President, General Counsel and Secretary. The agreement is included as an exhibit to our Form S-1 registration statement filed with the SEC on July 12, 2007. Under the agreement, in the event of termination without cause or for good reason, or upon a change of control, all unvested shares of restricted stock held by Mr. Henderson will fully vest. The definitions of cause, good reason and change of control are substantially the same as in the agreements of Messrs. Craft and Reed.

The following table reflects the estimated payments that would be due to certain named executive officers in the event of a change in control or a termination of employment entitling the named executive officers to severance payments and benefits, in any such case, that occurred effective December 31, 2008. All amounts are before any taxes, which would reduce amounts ultimately due to our named executive officers.

		Value of	Value of
		Accelerated	Welfare
	Cash Payments	Awards	Benefits	Total
Name	($)	(1)($)	(2)($)	($)

J. Ross Craft	606,800	—	60,430	667,230
Steven P. Smart	128,000	—	7,281	135,281
J. Curtis Henderson	—	155,338	—	155,338
Glenn W. Reed	416,800	—	31,502	448,302

(1)	Value of 21,250 unvested shares of common stock at December 31, 2008 closing price of $7.31 per share.

(2)	The value of welfare benefits represents the undiscounted value of two years’ of term life, disability and medical insurance premiums paid on behalf Mr. Craft and Mr. Reed, and six months of the same premiums paid on behalf of Mr. Smart, based on 2008 rates.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our directors in 2008. Mr. Craft, who is a full-time employee, and Mr. Lawrence, who is affiliated with Yorktown Energy Partners, do not receive compensation for serving as directors.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)(1)	Awards ($)(1)	Total ($)(2)

James H. Brandi	14,500	11,147	25,647
James C. Crain	20,967	11,147	32,114
Sheldon B. Lubar	11,000	11,802	22,802
Christopher J. Whyte	9,000	11,147	20,147

(1)	Our director compensation plan discussed below provides for payment of annual retainers and committee chair fees. Previously, retainers and chair fees were payable in advance beginning on the closing date of our IPO (November 14, 2007) and each anniversary of the IPO. In December 2008, the Board changed the annual payment due date from November 14 to the first trading day for the Company’s common stock in January of each year, or January 2 for the 2009 calendar year. To make the change from a November 14 year to a calendar year beginning in 2009, the amount of the annual retainer and committee chair fees that were due January 2, 2009 included a pro-rated amount to reflect the time served as a director from November 14, 2008 through January 2, 2009. The table above includes amounts received in 2008, plus pro-rated amounts from November 14, 2008 through January 2, 2009, which pro-rated amounts were received in January 2009.

(2)	In addition to the amounts paid and pro-rated in 2008 and included in the table above, effective January 2, 2009, each of the directors in the table above received an annual retainer of $85,000 in cash, stock or a combination of both at the election of the directors, for service to be rendered in 2009 under our director compensation plan discussed below. In addition, the Chairmen of the Audit and Compensation and Nominating Committees received $15,000 and $5,000, respectively, in cash, stock or a combination of both. The calculation of the amounts elected to be received in common stock was based on the NASDAQ closing price of our common stock on January 2, 2009, or $7.20 per share.

Retainer, Fees

Under our director compensation plan, each non-employee, non-Yorktown director receives the following compensation:

•	an annual retainer of $85,000 in cash, common stock or a combination of both, at the election of the director, payable annually in advance,

•	an additional retainer of $15,000 for the Audit Committee Chairman and $5,000 for the Compensation and Nominating Committee Chairman, in cash, common stock or a combination of both, at the election of the director, payable annually in advance, and

•	a meeting fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction and other material facts. For these purposes, a related party transaction is a transaction between the Company and any related party, such as a senior officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. We had no related party transactions in 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2009. Stockholders are being asked to ratify the appointment of Hein & Associates LLP at the 2009 Annual Meeting of Stockholders, pursuant to proposal 2.

Representatives of Hein & Associates LLP are expected to be present at the Annual Meeting. Hein & Associates LLP representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions at the Annual Meeting.

Audit Fees

Our independent registered public accounting firm for 2008 and 2007 was Hein & Associates LLP. The fees billed to us by Hein & Associates LLP are shown in the table below.

	Year Ended December 31,
	2008	2007

Audit fees	$429,853	$489,511
Audit-related fees	4,650	2,400
Tax fees	5,096	18,044
All other fees	—	—

	$439,599	$509,955

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings. For 2007, these services included the review of our registration statement on Form S-1, and the audit of the historical summaries of revenues and direct operating expenses of properties we acquired during 2007. For 2008, these services included the audit of our internal control over financial reporting.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services consisted of consultations concerning financial accounting and reporting standards.

Tax fees consist of fees billed for professional services for federal and state compliance and tax advice.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit, audit-related and tax services rendered by Hein & Associates LLP in 2008 and 2007 were approved by the Audit Committee before Hein & Associates LLP was engaged for such services. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by the Audit Committee of Approach Resources Inc. and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008 and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (United States), or the PCAOB, in Rule 3200T. The Audit Committee discussed with our independent registered public accounting firm the independence of such firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with U.S. generally accepted accounting principles, or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

James C. Crain, Chairman
James H. Brandi
Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this Proxy Statement in the sections entitled “Compensation and Nominating Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2010 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2010 Proxy Statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 25, 2009 to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our restated bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our Proxy Statement and proxy as discussed in the previous paragraph) for our 2010 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days prior to the one year anniversary of the date of this Proxy Statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2010 Annual Meeting of Stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 25, 2009 and no later than January 24, 2010.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering of notice of such stockholder proposal and comply with the information requirements in the restated bylaws relating to stockholder nominations. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2010 Annual Meeting of Stockholders.

Annual Report on Form 10-K

The Annual Report for the year ended December 31, 2008 accompanies this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.

Additional Information about Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. A link to our investor relations site can be found at http://ir.approachresources.com/. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (817) 989-9000 or via our website at http://ir.approachresources.com/.

You may read, without charge, and copy, at prescribed rates, all or any portion of the Proxy Statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at www.sec.gov.

In this Proxy Statement, we state that information and documents are available on our web site. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson
Executive Vice President, General Counsel
and Secretary

Fort Worth, Texas
April 24, 2009

ANNUAL MEETING OF SHAREHOLDERS OF
June 3, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Stockholders, proxy statement and proxy card are available at http://www.approachresources.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■ 20230000000000000000 0	060309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.   Proposal to elect two Class II directors to the Company’s Board of Directors:

☐	FOR ALL NOMINEES	NOMINEES: ¡ James H. Brandi ¡ James C. Crain
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009:	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR management’s nominees for election as director and FOR each of the other proposals set forth above.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐               ■
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Omni Fort Worth Hotel, located at 1300 Houston Street in Fort Worth, Texas on June 3, 2009, at 10:00 a.m., Central Time, and at all postponements or adjournments thereof, as indicated on this proxy.
(Continued and to be signed on the reverse side)

■	14475 ■